Exhibit 99.1

NCL CORPORATION LTD. ANNOUNCES PROPOSED $565,000,000 SENIOR NOTES OFFERING

MIAMI, Florida — December 2, 2019 — NCL Corporation Ltd. (“NCLC”), a subsidiary of Norwegian Cruise Line Holdings Ltd. (NYSE:NCLH) (“NCLH”), announced today that it is proposing to sell $565.0 million aggregate principal amount of Senior Notes due 2024 (the “Notes”) in a private offering (the “Offering”) that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

NCLC intends to use the net proceeds from the Offering, after deducting the initial purchasers’ discount and estimated fees and expenses, together with cash on hand, to redeem all $565,000,000 aggregate principal amount of its outstanding 4.750% senior notes due 2021 (the “4.750% Senior Notes”) (including accrued and unpaid interest) in accordance with the indenture for the 4.750% Senior Notes and to pay related transaction fees and expenses.

The Notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States, only to non-U.S. investors pursuant to Regulation S. The Notes will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding the proposed debt offer and concurrent conditional redemption, are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "plan," "believe," "will," "may," "intend," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause NCLC’s or NCLH’s actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. For a discussion of these risks and uncertainties, please refer to the factors set forth under "Risk Factors" in NCLC’s and NCLH’s most recently filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and subsequent filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on NCLC’s and NCLH’s current beliefs, assumptions, expectations, estimates and projections regarding their present and future business strategies and the environment in which they expect to operate in the future. These forward-looking statements speak only as of the date made. NCLC and NCLH expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in their expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contact

Andrea DeMarco

(305) 468-2339

InvestorRelations@nclcorp.com